Exhibit 99

Best Buy Reports Better-Than-Expected Second Quarter Results

Enterprise Comparable Sales Increased 20%

GAAP Diluted EPS Increased 76% to $2.90

Non-GAAP Diluted EPS Increased 74% to $2.98

Excluding a $0.47 Benefit from a Lower Year-Over-Year Effective Tax Rate,
GAAP and Non-GAAP Diluted EPS Increased Approximately 47%

Raises Full-Year Enterprise Comparable Sales Growth Outlook to a Range of 9% to 11%

MINNEAPOLIS, August 24, 2021 -- Best Buy Co., Inc. (NYSE: BBY) today announced results for the 13-week second quarter ended July 31, 2021 (“Q2 FY22”), as compared to the 13-week second quarter ended August 1, 2020 (“Q2 FY21”).

	Q2 FY22	Q2 FY21
Revenue ($ in millions)
Enterprise	$11,849	$9,910
Domestic segment	$11,011	$9,128
International segment	$838	$782
Enterprise comparable sales % change[1]	19.6%	5.8%
Domestic comparable sales % change[1]	20.8%	5.0%
Domestic comparable online sales % change[1]	(28.1)%	242.2%
International comparable sales % change[1]	5.0%	15.1%
Operating Income
GAAP operating income as a % of revenue	6.7%	5.7%
Non-GAAP operating income as a % of revenue	6.9%	5.9%
Diluted Earnings per Share ("EPS")
GAAP diluted EPS	$2.90	$1.65
Non-GAAP diluted EPS	$2.98	$1.71

For GAAP to non-GAAP reconciliations of the measures referred to in the above table, please refer to the attached supporting schedule.

“We are reporting record second quarter results today with comparable sales growth of 20% and operating income growth of 40% compared to last year,” said Corie Barry, Best Buy CEO. “We are lapping an unusual quarter last year as our stores were limited to curbside service or in-store appointments for roughly half the quarter. When we compare to two years ago, our results are also very strong. Compared to the second quarter of FY20, revenue is up 24% and our operating income has more than doubled.”

Barry continued, “Customer demand for technology products and services during the quarter remained very strong. Customers continued to leverage technology to meet their needs, and we are providing solutions that help them work, learn, entertain, cook and connect at home. The demand was also bolstered by the overall strong consumer spending ability, aided by government stimulus, improving wages and high savings levels.”

Barry added, “I am so proud of the execution of our teams as they continue to evolve our operating model and safely meet the needs of our customers. To all of our associates across the company, I thank you for your customer obsession, perseverance and ingenuity.”

“Over the longer term, we are fundamentally in a stronger position than we expected just two years ago,” Barry continued. “There has been a dramatic and structural increase in the need for technology. We now serve a much larger install base of consumer electronics with customers who have an elevated appetite to upgrade due to constant technology innovation and needs that reflect permanent life changes, like hybrid work and streaming entertainment content. Our unique omnichannel assets, including our ability to inspire what is possible across the breadth of CE products as well as our ability to keep it all working together the way customers want, truly differentiate us going forward in this new landscape.”

Financial Outlook

“Based on the strength of the business and our expectations for continued customer demand as we lap the strong comparable sales growth from the second half of last year, we are raising our outlook for the year,” said Matt Bilunas, Best Buy CFO. “For the second half of FY22, we expect our comparable sales to be in the range of flat to down 3% versus last year, compared to our previous annual outlook that implied a high single-digit decline.”

The company is providing the following outlook:

FY22:

•	Enterprise revenue of $51.0 billion to $52.0 billion
•	Enterprise comparable sales growth of 9% to 11% compared to the prior outlook of 3% to 6% growth
•	Enterprise non-GAAP gross profit rate[2] slightly higher than last year compared to the prior outlook of approximately flat to last year
•	Enterprise non-GAAP SG&A2 growth of approximately 9% compared to the prior outlook of 6% to 7% growth
•	Non-GAAP effective income tax rate of approximately 20.0%[2]
•	Share repurchases of more than $2.5 billion compared to the prior outlook of approximately $2.5 billion

Q3 FY22:

•	Enterprise revenue of $11.4 billion to $11.6 billion
•	Enterprise comparable sales decline of -1% to -3%
•	Enterprise non-GAAP gross profit rate[2] decline of approximately 30 basis points
•	Enterprise non-GAAP SG&A2 dollars approximately flat to last year
•	Non-GAAP effective income tax rate of approximately 25.0%[2]

Domestic Segment Q2 FY22 Results

Domestic Revenue

Domestic revenue of $11.01 billion increased 20.6% versus last year. The increase was primarily driven by comparable sales growth of 20.8%, which was partially offset by the loss of revenue from permanent store closures in the past year.

From a merchandising perspective, the company generated comparable sales growth across almost all its categories, with the largest drivers on a weighted basis being home theater, appliances, computing, mobile phones and services.

Domestic online revenue of $3.49 billion decreased 28.1% on a comparable basis, and as a percentage of total Domestic revenue, online revenue decreased to approximately 31.7% versus 53.1% last year.

Domestic Gross Profit Rate

Domestic gross profit rate was 23.7% versus 22.8% last year. The gross profit rate increase of approximately 90 basis points was primarily driven by improved product margin rates, rate leverage from our supply chain costs and higher profit-sharing revenue from the company’s private label and co-branded credit card arrangement.

Domestic Selling, General and Administrative Expenses (“SG&A”)

Domestic GAAP SG&A was $1.85 billion, or 16.8% of revenue, versus $1.56 billion, or 17.1% of revenue, last year. On a non-GAAP basis, SG&A was $1.83 billion, or 16.6% of revenue, versus $1.54 billion, or 16.9% of revenue, last year. Both GAAP and non-GAAP SG&A increased primarily due to pandemic-related actions last year, which resulted in higher costs this year for incentive compensation, store payroll expense, advertising expense, medical claims expense and 401(k) company match. In addition, SG&A increased due to investments in support of the company’s technology initiatives.

International Segment Q2 FY22 Results

International Revenue

International revenue of $838 million increased 7.2% versus last year. This increase was primarily driven by the benefit of approximately 1,070 basis points of favorable foreign currency exchange rates and comparable sales growth of 5.0%. These items were partially offset by lower revenue in Mexico of $60 million, which was a result of the company exiting operations from the country, as previously announced on November 24, 2020.

International Gross Profit Rate

International gross profit rate was 24.3% versus 23.8% last year. The higher gross profit rate was primarily driven by sales mixing out of Mexico, which had a lower gross profit rate than Canada.

International SG&A

International SG&A was $160 million, or 19.1% of revenue, versus $142 million, or 18.2% of revenue, last year. SG&A increased primarily due to the unfavorable impact of foreign exchange rates and increased store payroll and incentive compensation expense in Canada, partially offset by the company’s exit of its Mexico operations.

Income Taxes

The Q2 FY22 GAAP effective tax rate was 8.0% versus 22.9% last year. On a non-GAAP basis, the effective tax rate was 8.4% versus 23.0% last year. The lower GAAP and non-GAAP effective tax rates in Q2 FY22 were primarily due to a multi-jurisdiction, multi-year non-cash benefit from the resolution of certain discrete tax matters.

Dividends and Share Repurchases

In Q2 FY22, the company returned a total of $571 million to shareholders through share repurchases of $396 million and dividends of $175 million. On a year-to-date basis, the company has returned a total of $1.7 billion to shareholders through share repurchases of $1.3 billion and dividends of $350 million.

Today, the company announced its board of directors has authorized the payment of a regular quarterly cash dividend of $0.70 per common share. The quarterly dividend is payable on October 5, 2021, to shareholders of record as of the close of business on September 14, 2021.

Conference Call

Best Buy is scheduled to conduct an earnings conference call at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) on August 24, 2021. A webcast of the call is expected to be available at www.investors.bestbuy.com,  both live and after the call.

Notes:

(1) Comparable sales include revenue from all stores that were temporarily closed or operating an enhanced curbside-only operating model as a result of COVID-19. The method of calculating comparable sales varies across the retail industry, including the treatment of store closures as a result of COVID-19. As a result, our method of calculating comparable sales may not be the same as other retailers’ methods. On November 24, 2020, the company announced its decision to exit its operations in Mexico. As a result, all revenue from Mexico operations has been excluded from the comparable sales calculation beginning in fiscal December FY21. For additional information on comparable sales, please see our most recent Annual Report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission (“SEC”), and available at www.investors.bestbuy.com.

(2) A reconciliation of the projected non-GAAP gross profit rate, non-GAAP SG&A and non-GAAP effective income tax rate, which are forward-looking non-GAAP financial measures, to the most directly comparable GAAP financial measures, is not provided because the company is unable to provide such reconciliation without unreasonable effort. The inability to provide a reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the non-GAAP adjustments may be recognized. These GAAP measures may include the impact of such items as restructuring charges; price-fixing settlements; goodwill impairments; gains and losses on investments; intangible asset amortization; certain acquisition-related costs; and the tax effect of all such items. Historically, the company has excluded these items from non-GAAP financial measures. The company currently expects to continue to exclude these items in future disclosures of non-GAAP financial measures and may also exclude other items that may arise (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments, such as a decision to exit part of the business or reaching settlement of a legal dispute, are inherently unpredictable as to if or when they may occur. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.

Forward-Looking and Cautionary Statements:

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, operational investments, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “assume,” “estimate,” “expect,” “intend,” “foresee,” “project,” “guidance,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: the duration and scope of the COVID-19 pandemic and its resurgence and the impact on demand for our products and services, levels of consumer confidence and our supply chain; the effects and duration of steps we have taken and will continue to take in response to the pandemic, including the implementation of our interim and evolving operating model; actions governments, businesses and individuals have taken and will continue to take in response to the pandemic and their impact on economic activity and consumer spending; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; competition (including from multi-channel retailers, e-commerce business, technology service providers, traditional store-based retailers, vendors and mobile network carriers), our expansion strategies, our focus on services as a strategic priority, our reliance on key vendors and mobile network carriers, our ability to attract and retain qualified employees, changes in market compensation rates, risks arising from statutory, regulatory and legal developments, macroeconomic pressures in the markets in which we operate, failure to effectively manage our costs, our reliance on our information technology systems, our ability to prevent or effectively respond to a privacy or security breach, our ability to effectively manage strategic ventures, alliances or acquisitions, our dependence on cash flows and net earnings generated during the fourth fiscal quarter, susceptibility of our products to technological advancements, product life cycle preferences and changes in consumer preferences, economic or regulatory developments that might affect our ability to provide attractive promotional financing, interruptions and other supply chain issues, catastrophic events, health crises, pandemics, our ability to maintain positive brand perception and recognition, product safety and quality concerns, changes to labor or employment laws or regulations, our ability to effectively manage our real estate portfolio, constraints in the capital markets or our vendor credit terms, changes in our credit ratings, any material disruption in our relationship with or the services of third-party vendors, risks related to our exclusive brand products and risks associated with vendors that source products outside of the U.S., including trade restrictions or changes in the costs of imports (including existing or new tariffs or duties and changes in the amount of any such tariffs or duties) and risks arising from our international activities.

A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the SEC, including, but not limited to, Best Buy’s Annual Report on Form 10-K filed with the SEC on March 19, 2021 and its Quarterly Reports on Form 10-Q filed with the SEC. Best Buy cautions that the foregoing list of important factors is not complete, and any forward-looking statements speak only as of the date they are made, and Best Buy assumes no obligation to update any forward-looking statement that it may make.

Investor Contact:	Media Contact:
Mollie O'Brien	Carly Charlson
mollie.obrien@bestbuy.com	carly.charlson@bestbuy.com

BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

($ and shares in millions, except per share amounts)

(Unaudited and subject to reclassification)

Three Months Ended			Six Months Ended
July 31, 2021		August 1, 2020	July 31, 2021	August 1, 2020
Revenue	$11,849	$9,910	$23,486	$18,472
Cost of sales	9,039	7,640	17,961	14,237
Gross profit	2,810	2,270	5,525	4,235
Gross profit %	23.7%	22.9%	23.5%	22.9%
Selling, general and administrative expenses	2,009	1,702	3,997	3,437
SG&A %	17.0%	17.2%	17.0%	18.6%
Restructuring charges	4	-	(38)	1
Operating income	797	568	1,566	797
Operating income %	6.7%	5.7%	6.7%	4.3%
Other income (expense):
Investment income and other	3	8	6	14
Interest expense	(6)	(15)	(12)	(32)
Earnings before income tax expense and equity in income of affiliates	794	561	1,560	779
Income tax expense	64	129	236	188
Effective tax rate	8.0%	22.9%	15.1%	24.2%
Equity in income of affiliates	4	-	5	-
Net earnings	$734	$432	$1,329	$591

Basic earnings per share	$2.93	$1.67	$5.28	$2.28
Diluted earnings per share	$2.90	$1.65	$5.22	$2.26

Weighted-average common shares outstanding:
Basic	250.2	259.5	251.7	259.0
Diluted	252.8	262.1	254.7	261.4

BEST BUY CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in millions)

(Unaudited and subject to reclassification)

	July 31, 2021	August 1, 2020
Assets
Current assets:
Cash and cash equivalents	$4,340	$5,305
Receivables, net	883	906
Merchandise inventories	6,417	4,136
Other current assets	400	336
Total current assets	12,040	10,683
Property and equipment, net	2,226	2,277
Operating lease assets	2,670	2,770
Goodwill	986	986
Other assets	657	696
Total assets	$18,579	$17,412

Liabilities and equity
Current liabilities:
Accounts payable	$6,946	$6,613
Unredeemed gift card liabilities	293	267
Deferred revenue	854	699
Accrued compensation and related expenses	605	253
Accrued liabilities	892	893
Short-term debt	110	-
Current portion of operating lease liabilities	643	674
Current portion of long-term debt	14	681
Total current liabilities	10,357	10,080
Long-term operating lease liabilities	2,090	2,206
Long-term liabilities	554	716
Long-term debt	1,243	632
Equity	4,335	3,778
Total liabilities and equity	$18,579	$17,412

BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in millions)

(Unaudited and subject to reclassification)

	Six Months Ended
	July 31, 2021	August 1, 2020
Operating activities
Net earnings	$1,329	$591
Adjustments to reconcile net earnings to total cash provided by operating activities:
Depreciation and amortization	430	414
Restructuring charges	(38)	1
Stock-based compensation	71	65
Deferred income taxes	2	13
Other, net	-	9
Changes in operating assets and liabilities:
Receivables	175	232
Merchandise inventories	(794)	1,014
Other assets	(19)	(17)
Accounts payable	(58)	1,343
Income taxes	(162)	108
Other liabilities	(72)	15
Total cash provided by operating activities	864	3,788

Investing activities
Additions to property and equipment	(323)	(340)
Purchases of investments	(93)	(46)
Sales of investments	60	-
Other, net	(2)	3
Total cash used in investing activities	(358)	(383)

Financing activities
Repurchase of common stock	(1,323)	(62)
Issuance of common stock	22	22
Dividends paid	(350)	(284)
Borrowings of debt	-	1,250
Repayments of debt	(10)	(1,257)
Other, net	(1)	(1)
Total cash used in financing activities	(1,662)	(332)

Effect of exchange rate changes on cash and cash equivalents	5	(6)
Increase (decrease) in cash, cash equivalents and restricted cash	(1,151)	3,067
Cash, cash equivalents and restricted cash at beginning of period	5,625	2,355
Cash, cash equivalents and restricted cash at end of period	$4,474	$5,422

BEST BUY CO., INC.

SEGMENT INFORMATION

($ in millions)

(Unaudited and subject to reclassification)

	Three Months Ended		Six Months Ended
Domestic Segment Results	July 31, 2021	August 1, 2020	July 31, 2021	August 1, 2020
Revenue	$11,011	$9,128	$21,852	$17,043
Comparable sales % change	20.8%	5.0%	28.7%	(0.3)%
Comparable online sales % change	(28.1)%	242.2%	(13.5)%	200.5%
Gross profit	$2,606	$2,084	$5,132	$3,905
Gross profit as a % of revenue	23.7%	22.8%	23.5%	22.9%
SG&A	$1,849	$1,560	$3,685	$3,139
SG&A as a % of revenue	16.8%	17.1%	16.9%	18.4%
Operating income	$757	$524	$1,491	$765
Operating income as a % of revenue	6.9%	5.7%	6.8%	4.5%

Domestic Segment Non-GAAP Results[1]
Gross profit	$2,606	$2,084	$5,132	$3,905
Gross profit as a % of revenue	23.7%	22.8%	23.5%	22.9%
SG&A	$1,829	$1,540	$3,645	$3,099
SG&A as a % of revenue	16.6%	16.9%	16.7%	18.2%
Operating income	$777	$544	$1,487	$806
Operating income as a % of revenue	7.1%	6.0%	6.8%	4.7%

	Three Months Ended		Six Months Ended
International Segment Results	July 31, 2021	August 1, 2020	July 31, 2021	August 1, 2020
Revenue	$838	$782	$1,634	$1,429
Comparable sales % change	5.0%	15.1%	15.0%	8.0%
Gross profit	$204	$186	$393	$330
Gross profit as a % of revenue	24.3%	23.8%	24.1%	23.1%
SG&A	$160	$142	$312	$298
SG&A as a % of revenue	19.1%	18.2%	19.1%	20.9%
Operating income	$40	$44	$75	$32
Operating income as a % of revenue	4.8%	5.6%	4.6%	2.2%

International Segment Non-GAAP Results[1]
Gross profit	$204	$186	$387	$330
Gross profit as a % of revenue	24.3%	23.8%	23.7%	23.1%
SG&A	$160	$142	$312	$298
SG&A as a % of revenue	19.1%	18.2%	19.1%	20.9%
Operating income	$44	$44	$75	$32
Operating income as a % of revenue	5.3%	5.6%	4.6%	2.2%

(1)For GAAP to non-GAAP reconciliations, please refer to the attached supporting schedule titled Reconciliation of Non-GAAP Financial Measures.

BEST BUY CO., INC.

REVENUE CATEGORY SUMMARY

(Unaudited and subject to reclassification)

	Revenue Mix		Comparable Sales
	Three Months Ended		Three Months Ended
Domestic Segment	July 31, 2021	August 1, 2020	July 31, 2021	August 1, 2020
Computing and Mobile Phones	43%	47%	11.4%	11.7%
Consumer Electronics	31%	29%	27.4%	(3.8)%
Appliances	16%	14%	31.1%	14.5%
Entertainment	5%	5%	36.4%	(4.4)%
Services	5%	5%	23.6%	(8.7)%
Other	-%	-%	N/A	N/A
Total	100%	100%	20.8%	5.0%

	Revenue Mix		Comparable Sales
	Three Months Ended		Three Months Ended
International Segment	July 31, 2021	August 1, 2020	July 31, 2021	August 1, 2020
Computing and Mobile Phones	44%	49%	(1.6)%	31.0%
Consumer Electronics	30%	27%	11.8%	(4.7)%
Appliances	12%	12%	11.6%	13.4%
Entertainment	7%	6%	13.7%	44.5%
Services	5%	4%	2.2%	(11.1)%
Other	2%	2%	10.8%	12.0%
Total	100%	100%	5.0%	15.1%

BEST BUY CO., INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

($ in millions, except per share amounts)

(Unaudited and subject to reclassification)

The following information provides reconciliations of the most comparable financial measures presented in accordance with accounting principles generally accepted in the U.S. (GAAP financial measures) to presented non-GAAP financial measures. The company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP financial measures. Generally, presented non-GAAP financial measures include adjustments for items such as restructuring charges, price-fixing settlements, goodwill impairments, gains and losses on investments, intangible asset amortization, certain acquisition-related costs and the tax effect of all such items. In addition, certain other items may be excluded from non-GAAP financial measures when the company believes this provides greater clarity to management and investors. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in this earnings release and the company’s financial statements and other publicly filed reports. Non-GAAP financial measures as presented herein may not be comparable to similarly titled measures used by other companies.

	Three Months Ended			Three Months Ended
	July 31, 2021			August 1, 2020
	Domestic	International	Consolidated	Domestic	International	Consolidated
SG&A	$1,849	$160	$2,009	$1,560	$142	$1,702
% of revenue	16.8%	19.1%	17.0%	17.1%	18.2%	17.2%
Intangible asset amortization[1]	(20)	-	(20)	(20)	-	(20)
Non-GAAP SG&A	$1,829	$160	$1,989	$1,540	$142	$1,682
% of revenue	16.6%	19.1%	16.8%	16.9%	18.2%	17.0%

Operating income	$757	$40	$797	$524	$44	$568
% of revenue	6.9%	4.8%	6.7%	5.7%	5.6%	5.7%
Intangible asset amortization[1]	20	-	20	20	-	20
Restructuring charges[2]	-	4	4	-	-	-
Non-GAAP operating income	$777	$44	$821	$544	$44	$588
% of revenue	7.1%	5.3%	6.9%	6.0%	5.6%	5.9%

Effective tax rate			8.0%			22.9%
Intangible asset amortization[1]			0.4%			0.1%
Non-GAAP effective tax rate			8.4%			23.0%

	Three Months Ended			Three Months Ended
	July 31, 2021			August 1, 2020
	Pretax Earnings	Net of Tax[4]	Per Share	Pretax Earnings	Net of Tax[4]	Per Share
GAAP diluted EPS			$2.90			$1.65
Intangible asset amortization[1]	$20	$15	0.06	$20	$15	0.06
Restructuring charges[2]	4	4	0.02	-	-	-
Non-GAAP diluted EPS			$2.98			$1.71

	Six Months Ended			Six Months Ended
	July 31, 2021			August 1, 2020
	Domestic	International	Consolidated	Domestic	International	Consolidated
Gross profit	$5,132	$393	$5,525	$3,905	$330	$4,235
% of revenue	23.5%	24.1%	23.5%	22.9%	23.1%	22.9%
Restructuring - inventory markdowns[3]	-	(6)	(6)	-	-	-
Non-GAAP gross profit	$5,132	$387	$5,519	$3,905	$330	$4,235
% of revenue	23.5%	23.7%	23.5%	22.9%	23.1%	22.9%

SG&A	$3,685	$312	$3,997	$3,139	$298	$3,437
% of revenue	16.9%	19.1%	17.0%	18.4%	20.9%	18.6%
Intangible asset amortization[1]	(40)	-	(40)	(40)	-	(40)
Non-GAAP SG&A	$3,645	$312	$3,957	$3,099	$298	$3,397
% of revenue	16.7%	19.1%	16.8%	18.2%	20.9%	18.4%

Operating income	$1,491	$75	$1,566	$765	$32	$797
% of revenue	6.8%	4.6%	6.7%	4.5%	2.2%	4.3%
Intangible asset amortization[1]	40	-	40	40	-	40
Restructuring charges[2]	(44)	6	(38)	1	-	1
Restructuring - inventory markdowns[3]	-	(6)	(6)	-	-	-
Non-GAAP operating income	$1,487	$75	$1,562	$806	$32	$838
% of revenue	6.8%	4.6%	6.7%	4.7%	2.2%	4.5%

Effective tax rate			15.1%			24.2%
Intangible asset amortization[1]			0.3%			-%
Restructuring charges[2]			(0.3)%			-%
Non-GAAP effective tax rate			15.1%			24.2%

	Six Months Ended			Six Months Ended
	July 31, 2021			August 1, 2020
	Pretax Earnings	Net of Tax[4]	Per Share	Pretax Earnings	Net of Tax[4]	Per Share
GAAP diluted EPS			$5.22			$2.26
Intangible asset amortization[1]	$40	$30	0.12	$40	$30	0.12
Restructuring charges[2]	(38)	(27)	(0.11)	1	1	-
Restructuring - inventory markdowns[3]	(6)	(6)	(0.02)	-	-	-
Non-GAAP diluted EPS			$5.21			$2.38

(1)Represents the non-cash amortization of definite-lived intangible assets associated with acquisitions, including customer relationships, tradenames and developed technology.

(2)Represents adjustments to previously planned organizational changes and higher-than-expected retention rates in the Domestic segment and charges associated with the decision to exit operations in Mexico in the International segment for the periods ended July 31, 2021. Represents charges associated with U.S. retail operating model changes for the periods ended August 1, 2020.

(3)Represents inventory markdown adjustments recorded within cost of sales associated with the decision to exit operations in Mexico.

(4)The non-GAAP adjustments primarily relate to the U.S. and Mexico. As such, the income tax charge is calculated using the statutory tax rate of 24.5% for all U.S. non-GAAP items for all periods presented. There is no income tax charge for Mexico non-GAAP items, as there was no tax benefit recognized on these expenses in the calculation of GAAP income tax expense.

Return on Assets and Non-GAAP Return on Investment

The tables below provide calculations of return on assets ("ROA") (GAAP financial measure) and non-GAAP return on investment (“ROI”) (non-GAAP financial measure) for the periods presented. The company believes ROA is the most directly comparable financial measure to ROI. Non-GAAP ROI is defined as non-GAAP adjusted operating income after tax divided by average invested operating assets. All periods presented below apply this methodology consistently. The company believes non-GAAP ROI is a meaningful metric for investors to evaluate capital efficiency because it measures how key assets are deployed by adjusting operating income and total assets for the items noted below. This method of determining non-GAAP ROI may differ from other companies' methods and therefore may not be comparable to those used by other companies.

Return on Assets ("ROA")	July 31, 2021[1]	August 1, 2020[1]
Net earnings	$2,536	$1,629
Total assets	19,295	16,612
ROA	13.1%	9.8%

Non-GAAP Return on Investment ("ROI")	July 31, 2021[1]	August 1, 2020[1]
Numerator
Operating income - total operations	$3,160	$2,159
Add: Non-GAAP operating income adjustments[2]	291	71
Add: Operating lease interest[3]	109	112
Less: Income taxes[4]	(872)	(574)
Add: Depreciation	775	748
Add: Operating lease amortization[5]	663	667
Adjusted operating income after tax	$4,126	$3,183

Denominator
Total assets	$19,295	$16,612
Less: Excess cash[6]	(4,219)	(2,081)
Add: Accumulated depreciation and amortization[7]	7,166	6,964
Less: Adjusted current liabilities[8]	(10,163)	(8,124)
Average invested operating assets	$12,079	$13,371

Non-GAAP ROI	34.2%	23.8%

(1)

Income statement accounts represent the activity for the trailing 12 months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balances for the trailing 12 months ended as of each of the balance sheet dates.

(2)

Non-GAAP operating income adjustments include continuing operations adjustments for restructuring charges, price-fixing settlements and intangible asset amortization. Additional details regarding these adjustments are included in the Reconciliation of Non-GAAP Financial Measures schedule within the company's quarterly earnings releases.

(3)

Operating lease interest represents the add-back to operating income to approximate the total interest expense that the company would incur if its operating leases were owned and financed by debt. The add-back is approximated by multiplying average operating lease assets by 4%, which approximates the interest rate on the company’s operating lease liabilities.

(4)

Income taxes are approximated by using a blended statutory rate at the Enterprise level based on statutory rates from the countries in which the company does business, which primarily consists of the U.S. with a statutory rate of 24.5% for the periods presented.

(5)

Operating lease amortization represents operating lease cost less operating lease interest. Operating lease cost includes short-term leases, which are immaterial, and excludes variable lease costs as these costs are not included in the operating lease asset balance.

(6)

Excess cash represents the amount of cash, cash equivalents and short-term investments greater than $1 billion, which approximates the amount of cash the company believes is necessary to run the business and may fluctuate over time.

(7)	Accumulated depreciation and amortization represents accumulated depreciation related to property and equipment and accumulated amortization related to definite-lived intangible assets.
(8)	Adjusted current liabilities represent total current liabilities less short-term debt and the current portions of operating lease liabilities and long-term debt.